COMMERCE BANCORP TO HOST APRIL 29 INVESTOR CONFERENCE

April 24, 2003 - Cherry Hill, New Jersey - Commerce Bancorp (NYSE:CBH) will host an Investor Conference on Tuesday, April 29, at the Waldorf Astoria Hotel, 301 Park Avenue in New York City. The conference will begin at 9:30 a.m. and include presentations by Commerce Chairman and President Vernon W. Hill and other key members of the bank's senior executive team. A noon lunch will conclude the conference.

Qualifying members of the investment community who wish to attend the conference but have not already pre-registered may do so by accessing the Investor Relations area of the Commerce web site, selecting "Information Request" and completing the Information Request Form, noting their interest in the conference in the "Comment Box." Pre-registration is required, and the deadline is 5:00 p.m. on Friday, April 25.

The conference will be webcast live on Commerce Bank's site - www. commerceonline.com. Those interested in viewing the webcast will find specific details about how to access the presentation in the Investor Relations section of the Commerce web site.

Commerce Bancorp has assets exceeding $18 billion and more than 225 branches serving metro New York, New Jersey, eastern Pennsylvania, and northern Delaware. Commerce is maintaining an aggressive expansion pace, working toward a total asset goal of $50 billion and a branch network of 515 offices by the year 2007. The bank plans to add 45 to 50 new locations throughout New York, New Jersey, eastern Pennsylvania and Delaware during 2003. For more information about Commerce, please visit the company's interactive financial service resource center at www.commerceonline.com.

Contact:
David Flaherty
Vice President, Corporate Communications
Commerce Bank
888-751-9000